Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 2, 2016, relating to the consolidated financial statements and financial statement schedule of Big 5 Sporting Goods Corporation and subsidiaries (“the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended January 3, 2016.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

January 13, 2017